EXHIBIT 2.1


                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG

                     INTERNATIONAL CARD ESTABLISHMENT, INC.,
                             a Delaware corporation,

                                  ICE SUB INC.
                              a Nevada corporation,

                                       AND

                         NEOS MERCHANT SOLUTIONS, INC.,
                              a Nevada corporation,





                         DATED AS OF SEPTEMBER ___, 2004


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                             PILLSBURY WINTHROP LLP
                                  CONFIDENTIAL

                                    PREAMBLE

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the or this "Agreement") is entered into as of this ___ day of September 2004, by and between INTERNATIONAL CARD ESTABLISHMENT, INC., a Delaware corporation ("ICE"), ICE Sub Inc., a Nevada corporation and wholly-owned subsidiary of ICE ("ICE SUB") and NEOS Merchant Solutions, Inc., a Nevada corporation ( "NEOS").

                                    RECITALS

         WHEREAS, NEOS is a Nevada corporation with authorized capital stock of two million (2,000,000) shares of Common Stock, par value $0.0001 (the "COMMON STOCK"), and one million (1,000,000) shares of Preferred Stock, par value $0.0001 (the "PREFERRED STOCK," and together with the Common Stock, the "NEOS CAPITAL STOCK"), all of which shall be converted into the Common Stock immediately prior to the Closing (as hereinafter defined in Section 2.1.2);

         WHEREAS, ICE is a Delaware corporation with authorized capital stock consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.0005 (the "ICE COMMON STOCK" and each share thereof an "ICE COMMON SHARE");

         WHEREAS, ICE Sub is a Nevada corporation with authorized capital stock consisting of one thousand (1,000) shares of common stock, no par value, all of which are issued and outstanding as of the date hereof;

         WHEREAS, each of the boards of directors of ICE, ICE Sub and NEOS has determined that the Merger (as hereinafter defined in Section 2.1.1) is in the best interests of their respective stockholders, and the board of directors of NEOS has recommended that the Stockholders (as hereinafter defined in Section 1.1) approve the Merger;

         WHEREAS, contemporaneously herewith, as an evidence of a portion of the Merger Consideration (as hereinafter defined in Section 1.1) pursuant to this Agreement, ICE and ICE Sub has issued to NEOS Liquidating, LLC, a California limited liabilities company (the "TRUST"), a promissory note for the amount of five hundred thousand dollars ($500,000.00), convertible at the option of the Trust into ICE Common Stock, due and payable by ICE on January 1, 2005, in substantially the form attached hereto as EXHIBIT A;

         WHEREAS, contemporaneously herewith, as an evidence of a portion of the Merger Consideration (as hereinafter defined in Section 1.1) pursuant to this Agreement, ICE and ICE Sub has issued to the Trust a promissory note for the amount of one million five hundred thousand dollars ($1,500,000.00), convertible at the option of the Trust into ICE Common Stock, due and payable by ICE on January 1, 2006, in substantially the form attached hereto as EXHIBIT B;

         WHEREAS, contemporaneously herewith, as a condition and an inducement to NEOS' willingness to enter into this Agreement, ICE and each of its officers and directors has entered into a Lock-Up Agreement with the Stockholders (as hereinafter defined in Section 1.1) in the form attached hereto as EXHIBIT C (as hereinafter defined in Section 1.1), to become effective at the Effective Time (as hereinafter defined in Section 1.1);


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         WHEREAS, contemporaneously herewith, as a condition and an inducement to NEOS' willingness to enter into this Agreement, ICE has entered into a Proxy Agreement with the Stockholders (as hereinafter defined in Section 1.1) in the form attached hereto as EXHIBIT D (as hereinafter defined in Section 1.1), to become effective at the Effective Time (as hereinafter defined in Section 1.1);

         WHEREAS, contemporaneously herewith, as a condition and an inducement to NEOS' willingness to enter into this Agreement, ICE has entered into a Management Rights Letter with the Stockholders (as hereinafter defined in Section 1.1) in the form attached hereto as EXHIBIT E (as hereinafter defined in
Section 1.1), to become effective at the Effective Time (as hereinafter defined in Section 1.1);

         WHEREAS, contemporaneously herewith, as a condition and an inducement to NEOS' willingness to enter into this Agreement, ICE has entered into a License Agreement with the Trust in the form attached hereto as EXHIBIT F (as hereinafter defined in Section 1.1), to become effective at the Effective Time (as hereinafter defined in Section 1.1);

         WHEREAS, contemporaneously herewith, as a condition and an inducement to NEOS' willingness to enter into this Agreement, ICE has entered into a Piggyback Registration Rights Agreement with the Stockholders (as hereinafter defined in Section 1.1) in the form attached hereto as EXHIBIT G (as hereinafter defined in Section 1.1), to become effective at the Effective Time (as hereinafter defined in Section 1.1); and

         WHEREAS, it is the intention of ICE, ICE Sub and NEOS that the transactions contemplated hereby constitute a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended (the "CODE"), and that all the terms and provisions of this Agreement be interpreted, construed and enforced to effectuate this intent.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         SECTION 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "2006 NOTE" shall have the meaning set forth in Section 2.8.5 of this Agreement.

          "AFFILIATE" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

          "AGREEMENT" shall have the meaning set forth in the Preamble to this Agreement.


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          "ANCILLARY AGREEMENTS" shall mean the agreements attached hereto as
     EXHIBITS A - G.

          "APPLICABLE LAW" shall mean any Law applicable to NEO, any of the Stockholders (as hereinafter defined in this Section 1.1), ICE or ICE Sub or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

          "ARTICLES OF MERGER" shall have the meaning set forth in Section 2.2 of this Agreement.

          "ASSUMPTION LIMIT" shall have the meaning set forth in Section 5.4 of this Agreement.

          "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

          "CASH CONSIDERATION" shall mean five hundred thousand dollars ($500,000), to be received by Stockholders (as hereinafter defined in this Section 1.1) at Closing pursuant to Article 2 of this Agreement.

          "CCC" shall have the meaning set forth in Section 2.11 of this Agreement.

          "CERTIFICATES" shall have the meaning set forth in Section 2.8.1 of this Agreement.

          "CLOSING" shall have the meaning set forth in Section 2.1.2 of this Agreement.

          "CLOSING DATE" shall have the meaning set forth in Section 2.1.2 of this Agreement.

          "CLOSING MEASUREMENT PRICE" shall mean the average of the closing prices for an ICE Common Share on the OTC Bulletin Board as reported in THE WALL STREET JOURNAL for the twenty (20) consecutive Trading Days (as hereinafter defined in this Section 1.1) ending on and including the second Trading Day preceding the Closing Date.

          "CODE" shall have the meaning set forth in the Recitals to this Agreement.

          "COMMON STOCK" shall mean the common stock, par value $0.0001 per share, of NEOS.

          "CONTRACTS" shall mean all written or oral contracts, agreements, evidences of indebtedness, guarantees, leases and executory commitments greater than fifty thousand dollars ($50,000) individually to which NEOS or any of its Subsidiaries is a party or by which any of NEOS' or any of its Subsidiaries' properties or assets are bound, or otherwise related to NEOS Business.


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          "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2 of this Agreement.

          "ENCUMBRANCE" shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

          "GOVERNMENTAL AUTHORITY" shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the New York Stock Exchange and the National Association of Securities Dealers).

          "HOLDER" shall have the meaning set forth in Section 2.7 of this Agreement.

          "ICE" shall have the meaning set forth in the Preamble to this Agreement.

          "ICE BALANCE SHEET" shall have the meaning set forth in Section 3.13 of this Agreement.

          "ICE COMMON SHARE" shall mean one (1) share of ICE Common Stock.

          "ICE COMMON STOCK" shall mean the shares of common stock, par value $0.0005 per share, of ICE.

          "ICE CURE PERIOD" shall have the meaning set forth in Section 8.1.5 of this Agreement.

          "ICE DISCLOSURE SCHEDULE" shall have the meaning set forth in the introduction to Article 3 of this Agreement.

          "ICE INSIDER SHARES" shall have the meaning set forth in Section 7.8 of this Agreement.

          "ICE MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of ICE and its Subsidiaries, taken as a whole, or on the ability of


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ICE or ICE Sub to complete the Closing pursuant to the terms hereof or comply with its obligations hereunder; PROVIDED, HOWEVER, that an ICE Material Adverse Effect shall not be deemed to have occurred if such effect is attributable to changes in general U.S. or world economic or capital market conditions or changes generally affecting the industry in which ICE and its Subsidiaries operate (provided that such changes do not have a disproportionate adverse impact on ICE and its Subsidiaries, taken as a whole).

          "ICE SEC FILINGS" shall have the meaning set forth in Section 3.13 of this Agreement.

          "ICE SUB" shall have the meaning set forth in the Preamble to this Agreement.

          "ICE SUB DISCLOSURE SCHEDULE" shall have the meaning set forth in the introduction to Article 3 of this Agreement.

          "ICE TRANSFER AGENT" shall have the meaning set forth in Section 2.8.2 of this Agreement.

          "KNOWLEDGE" of (i) NEOS shall mean the actual knowledge after reasonable inquiry of any of its officers and (ii) ICE shall mean the actual knowledge after reasonable inquiry of any of its officers.

          "LAW" shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement or arbitration award or finding (including those of the National Association of Securities Dealers, New York Stock Exchange or any other self-regulatory organization).

          "LICENSE AGREEMENT" shall have the meaning set forth in Section 7.10 of this Agreement.

          "LOCK-UP AGREEMENT" shall have the meaning set forth in Section 7.8 of this Agreement.

          "MERGER" shall have the meaning set forth in Section 2.1.1 of this Agreement.

          "MERGER CONSIDERATION" shall mean the aggregate of Cash Consideration and Stock Consideration.

          "NEOS" shall have the meaning set forth in the Preamble to this Agreement.

          "NEOS BUSINESS" shall mean the business and operations of NEOS and any of its Subsidiaries in the manner in which the same have been conducted prior to the date hereof and are currently being conducted by NEOS, whether conducted by NEOS or any of its Subsidiaries.

          "NEOS CAPITAL STOCK" shall mean the Preferred Stock and the Common Stock.


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          "NEOS CURE PERIOD" shall have the meaning set forth in Section 8.1.3 of this Agreement.

          "NEOS DISCLOSURE SCHEDULE" shall have the meaning set forth in the introduction to Article 4 of this Agreement.

          "NEOS DISSENTING SHARES" shall have the meaning set forth in Section
     2.11 of this Agreement.

          "NEOS FINANCIAL STATEMENTS" shall have the meaning set forth in
     Section 4.4 of this Agreement.

          "NEOS MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of NEOS and its Subsidiaries, taken as a whole, or on the ability of NEOS to complete the Closing pursuant to the terms hereof or comply with its obligations hereunder or that adversely affects ICE's ability to conduct and operate NEOS Business after the Closing; PROVIDED, however, that a NEOS Material Adverse Effect shall not be deemed to have occurred (a) if such effect is attributable to changes in general U.S. or world economic or capital market conditions or changes generally affecting the industry in which NEOS and its Subsidiaries operate NEOS Business (provided that such changes do not have a disproportionate adverse impact on NEOS and its Subsidiaries, taken as a whole); (b) if such effect is attributable to announcement of this Agreement; or (c) any litigation brought or threatened against NEOS or its directors or officers in respect of this Agreement arising from allegations of breach of fiduciary duty relating to this Agreement.

          "NEOS OPTIONS" shall mean any and all options issued by NEOS to purchase shares of Common Stock under any NEOS stock option plan or agreement.

          "NEOS WARRANTS" shall mean any and all warrants issued by NEOS to purchase shares of NEOS Capital Stock.

          "NRS" shall have the meaning set forth in Section 2.1.1 of this Agreement.

          "OPTIONHOLDERS" shall mean the Holders of NEOS Options.

          "PERMITTED ENCUMBRANCES" shall mean (a) Encumbrances for current Taxes not yet due and payable; (b) purchase money security interests and (c) liens imposed by Law, such as mechanics' liens.

          "PER SHARE CASH CONSIDERATION" shall mean Cash Consideration divided by the number of outstanding shares of Common Stock at the Effective Time.

          "PER SHARE MERGER CONSIDERATION" shall mean Per Share Cash Consideration and Per Share Stock Consideration.


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


          "PER SHARE STOCK CONSIDERATION" shall mean Stock Consideration (as hereinafter defined in this Section 1.1) divided by the number of outstanding shares of Common Stock at the Effective Time.

          "PERSON" shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, Governmental Authority or other entity.

          "PIGGYBACK REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in Section 7.11 of this Agreement.

          "PREFERRED STOCK" shall mean the preferred stock, par value $0.001 per share, of NEOS.

          "PROXY AGREEMENT" shall have the meaning set forth in Section 7.9 of this Agreement.

          "PROXY HOLDER" shall have the meaning set forth in Section 7.9 of this Agreement.

          "PROXY SHARES" shall have the meaning set forth in Section 7.9 of this Agreement.

          "SEC" shall mean the United States Securities and Exchange Commission, and any successor thereto.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "SERIES A CONVERTIBLE PREFERRED STOCK" shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of NEOS.

          "SERIES A-1 PREFERRED STOCK" shall mean the Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of NEOS.

          "SERIES B CONVERTIBLE PREFERRED STOCK" shall mean the Series B Convertible Preferred Stock, par value $0.0001 per share, of NEOS.

          "STOCKHOLDERS" shall mean the holders of shares of NEOS Capital Stock as of immediately prior to the Effective Time (which shall include Optionholders that have exercised their NEOS Options immediately prior to the Effective Time).

          "STOCK CONSIDERATION" shall mean the aggregate number of ICE Common Shares equal to the quotient (rounded down to the nearest whole share) of
     (x) four million dollars ($4,000,000) divided by (y) the Closing Measurement Price, issuable at Closing pursuant to Article 2 of this Agreement.

          "SUBSIDIARY" of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.


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          "SUPERIOR PROPOSAL" shall mean a bona fide proposal made by a third party to acquire NEOS pursuant to a merger, a sale of all or substantially all of its assets or otherwise on terms which a majority of the board of directors of NEOS determines, at a duly constituted meeting of the board of directors, in its reasonable good faith judgment (after consultation with its financial advisor) to be more favorable from a financial point of view to Stockholders than the Merger and for which financing, to the extent required, is then committed or in the good faith judgment of the board of directors of the Company is reasonably available.

          "SURVIVING CORPORATION" shall have the meaning set forth in Section
     2.1.1 of this Agreement.

          "TAKEOVER STATUTE" shall mean any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.

          "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TRADING DAY" shall mean any day on which the OTC Bulletin Board is open and available for at least five (5) hours for the trading of securities.

          "TRANSMITTAL LETTER" shall have the meaning set forth in Section 2.8.1 of this Agreement.

          "TRUST" shall have the meaning set forth in the Preamble to this Agreement.

                                   ARTICLE 2
                                   THE MERGER

     SECTION 2.1 THE MERGER.

          Section 2.1.1 MERGER OF NEOS INTO ICE SUB. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes ("NRS"), at the Effective Time, NEOS shall be merged with and into ICE Sub (the "MERGER"). As a result of the Merger, the separate corporate existence of NEOS shall cease and ICE Sub shall continue as the surviving company of the Merger (the "SURVIVING CORPORATION").


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          Section 2.1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to Article 8 of this Agreement, and subject to the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions set forth in Article 6 and Article 7 of this Agreement, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of ICE at 300 Esplanade Drive, 19th Floor, Oxnard, California 93036, at 10:00 a.m., Pacific Time, on a day following the satisfaction (or, to the extent permitted by this Agreement, the waiver) of each of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date but subject to the fulfillment of those conditions) set forth in Article 6 and Article 7 of this Agreement (but in any event, within two
     (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Article 6 and Article 7 of this Agreement), or at such other date, time and place as ICE and NEOS shall mutually agree in writing (the exact date on which the Closing takes place, the "CLOSING DATE").

     SECTION 2.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "EFFECTIVE TIME").

     SECTION 2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of NEOS and ICE Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NEOS and ICE Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4 CHARTER AND BYLAWS. The articles of incorporation and bylaws of ICE Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until each shall thereafter be amended in accordance with their respective terms and as provided by Applicable Law.

     SECTION 2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Hugh Wain Swapp, Charles A.P. Christianson and William J. Lopshire shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of NEOS immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

     SECTION 2.6 CONVERSION OF PREFERRED STOCK INTO COMMON STOCK. Immediately prior to the Effective Time, all Preferred Stock (and securities exercisable for shares thereof) shall be converted into Common Stock pursuant to the terms of the articles of incorporation of NEOS on file with the Secretary of State of the State of Nevada immediately prior to the Effective Time. All shares of Preferred Stock converted pursuant to this Section 2.6 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist at the Effective Time.


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     SECTION 2.7 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of ICE, ICE Sub, NEOS or the holders of any of the following securities (each, a "HOLDER"):

          Section 2.7.1 SHARES OF COMMON STOCK OF ICE SUB. Each share of common stock of ICE Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for a newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation such that immediately following the Effective Time, ICE will be the sole and exclusive owner of the shares of capital stock of the Surviving Corporation.

          Section 2.7.2 SHARES OF COMMON STOCK. Each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock held in the treasury of NEOS immediately prior to the Effective Time, which shares shall be canceled and extinguished without any payment being made in respect thereof, or any NEOS Dissenting Shares) shall be converted into the right to receive Per Share Merger Consideration. All shares of Common Stock converted pursuant to this Section 2.7.2 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist after the Effective Time.

          Section 2.7.3 NEOS WARRANTS. NEOS shall take all actions necessary to provide that, at the Effective Time, each NEOS Warrant that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether or not then exercisable, shall be canceled.

          Section 2.7.4 NEOS OPTIONS. NEOS shall take all actions necessary, including obtaining any requisite consents of the Optionholders, to provide that, at the Effective Time, (i) each unvested NEOS Option shall vest and
     (ii) each NEOS Option that is outstanding, unexercised and unexpired immediately prior to the Effective Time shall be canceled and terminated.

          Section 2.7.5 OTHER NEOS SECURITIES. NEOS shall take all actions necessary to provide that, at the Effective Time, each NEOS securities exercisable or convertible into NEOS Capital Stock that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether or not then exercisable, shall be canceled.

          Section 2.7.6 NO FRACTIONAL ICE COMMON SHARES. No certificates or scrip representing fractional ICE Common Shares shall be issued in connection with the Merger, but in lieu thereof each Holder who would otherwise be entitled to receive a fraction of an ICE Common Share shall receive from ICE one (1) additional whole share of ICE Common Share in place and instead of the fractional ICE Common Share.


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          Section 2.7.7 RESTRICTIONS ON SHARES OF NEOS CAPITAL STOCK. If any
     shares of NEOS Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with NEOS, then the ICE Common Shares issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such ICE Common Shares may accordingly be marked with appropriate legends. NEOS shall not, by any action or inaction, prevent ICE from enforcing any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement from and after the Effective Time.

     SECTION 2.8 DISTRIBUTION OF THE MERGER CONSIDERATION.

          Section 2.8.1 DISTRIBUTION OF TRANSMITTAL LETTER. Prior to the Closing Date, ICE shall make available to and, as soon as practicable following the Effective Time (and, in any event, within five (5) Business Days thereafter), ICE shall cause to be mailed to each record holder of certificates evidencing Common Stock (the "CERTIFICATES") a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to ICE or its designated representative and shall be in such form and have such other customary provisions as ICE shall reasonably specify) (the "TRANSMITTAL LETTER") and instructions for such holder's use in effecting the surrender of the Certificates and the exercise of the rights of such holder to obtain its portion of the Merger Consideration.

          Section 2.8.2 DELIVERY OF MERGER CONSIDERATION. Upon surrender to ICE or its designated representative of any Certificates for cancellation, together with a duly executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive, in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section
     2.7 of this Agreement. ICE shall use its commercially reasonable efforts to cause Pacific Stock Transfer Company ("ICE TRANSFER AGENT") to transmit the Merger Consideration (including the transfer of Cash Consideration in cash by check or by wire transfer of immediately available funds to an account or accounts specified by the Stockholders in their Transmittal Letters) to which such holder is entitled within five (5) Business Days after receipt of all such holder's Certificates for cancellation, together with a duly executed and completed Transmittal Letter.

          Section 2.8.3 CANCELLATION OF NEOS CAPITAL STOCK. Upon surrender of each Certificate and delivery by ICE of the Merger Consideration to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate (other than Certificates representing NEOS Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the Merger Consideration into which Common Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement.

          Section 2.8.4 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF COMMON STOCK. No dividends or other distributions with respect to ICE Common Shares declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the ICE Common Shares to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate. Subject to Applicable Law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing ICE Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such ICE Common Shares.

          Section 2.8.5 PROMISSORY NOTES. In addition to the Merger Consideration, at the Effective Time, ICE shall issue to the Trust (i) promissory note for the amount of five hundred thousand dollars ($500,000.00), convertible at the option of the Trust into ICE Common Stock, due and payable by ICE on January 1, 2005, in substantially the form attached hereto as EXHIBIT A, and (ii) a promissory note for the amount of one million five hundred thousand dollars ($1,500,000.00), convertible at the option of the Trust into ICE Common Stock, due and payable by ICE on January 1, 2006, in substantially the form attached hereto as EXHIBIT B (the "2006 NOTE"); PROVIDED, HOWEVER, to the extent that the liabilities of NEOS exceeds the Assumption Limit, as calculated pursuant to Section 5.4, such excess liabilities shall be deducted from the 2006 Note on a dollar-for-dollar basis, and the amount of the 2006 Note shall be so accordingly reduced, the calculation for which shall be tendered by ICE to the Trust and mutually agreed upon within thirty (30) days after the Closing Date

     SECTION 2.9 NO FURTHER OWNERSHIP RIGHTS IN SHARES OF NEOS CAPITAL STOCK. The Merger Consideration delivered upon the surrender for exchange of NEOS Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of NEOS Capital Stock, and there shall be no further registration of transfers of NEOS Capital Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     SECTION 2.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, ICE shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.7 of this Agreement; PROVIDED, HOWEVER, that ICE may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ICE with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.11 DISSENTING SHARES. Any holder of shares of NEOS Capital Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters' rights, if any, are available by reason of the Merger pursuant to Section 92A.300 ET SEQ. of the NRS or Chapter 13 of the California Corporations Code (the "CCC") who has not voted in favor of the Merger or consented thereto in writing and who complies with Section 92A.300 ET SEQ. of the NRS or Chapter 13 of the CCC ("NEOS DISSENTING SHARES") shall not be entitled to receive any portion of the Merger Consideration pursuant to this
Article 2, unless such holder fails to perfect, effectively withdraws or loses its dissenters' rights under the NRS or the CCC. Such holder shall be entitled to receive only such rights as are granted under Section 92A.300 ET SEQ. of the NRS or Chapter 13 of the CCC. If any such holder fails to perfect, effectively withdraws or loses such dissenters' rights under the NRS or the CCC, such NEOS Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration to which such shares of NEOS Capital Stock are entitled pursuant to this Article 2, without interest. Prior to the Effective Time, NEOS shall give ICE prompt notice of any demands for appraisal pursuant to Section 92A.300 ET SEQ. of the NRS or Chapter 13 of the CCC received by NEOS, withdrawals of any such demands and any other documents or instruments received by NEOS in connection therewith. ICE shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, NEOS shall not, except with the prior written consent of ICE, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to NEOS Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by ICE, ICE Sub or any of ICE's Affiliates for such payment.

     SECTION 2.12 WITHHOLDING. ICE shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by ICE, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which ICE made such deduction and withholding.

     SECTION 2.13 EXEMPTION FROM REGISTRATION. The ICE Common Shares to be issued pursuant to Section 2.7.2 hereof in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under Regulation D or Regulation S of the Securities Act and will be qualified under the applicable state securities laws in each of the states where the Stockholders are domiciled. The parties hereto acknowledge and agree that as a condition to effecting such issuance as a private placement pursuant to Section 4(2) of the Securities Act, ICE shall be entitled to obtain from each Stockholder a stockholder questionnaire in a form reasonably satisfactory to ICE and that ICE will be relying upon the representations made by each Stockholder in such stock questionnaires in connection with the issuance of ICE Common Shares to such shareholder. The shares of ICE Common Stock so issued pursuant to
Section 2.7.2 hereof in connection with the Merger will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act, and the certificates representing the shares of ICE Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

                                   ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF ICE

     As a material inducement to NEOS to enter into this Agreement , except as set forth in the Disclosure Schedules delivered by ICE (the "ICE DISCLOSURE SCHEDULE") and ICE Sub (the "ICE SUB DISCLOSURE SCHEDULE") to NEOS prior to the execution of this Agreement, each section of which shall only qualify the representation or warranty in the correspondingly numbered Section of this Agreement, ICE and ICE Sub hereby represents and warrants to NEOS as follows:

     SECTION 3.1 ORGANIZATION. ICE is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. ICE Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of ICE and ICE Sub has the corporate power and authority, and each possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to carry on their respective businesses substantially in the manner as they are currently being conducted and to own, lease and operate all of their respective properties and assets except where failure to have such governmental franchises, licenses, permits, authorizations or approvals could not reasonably be expected to have an ICE Material Adverse Effect.

     SECTION 3.2 CAPITALIZATION. As of the Closing Date, the authorized capital stock of ICE shall consist of one hundred million (100,000,000) shares of common stock, par value $0.0005, of which twenty-three million three hundred ninety-six thousand three hundred twenty-four (23,396,324) shares shall be issued and outstanding. All said shares are validly issued, fully paid and non-assessable.

     SECTION 3.3 FINANCIAL STATEMENTS. ICE has furnished to Stockholder audited financial statements as of December 31, 2003 and unaudited financial statements for the periods ending March 31, 2004. Said financial statements contain the balance sheets of ICE. All of said financial statements, (i) are in accordance with ICE's books and records, (ii) present fairly the financial position of ICE as of such dates, and its results of operations and changes in financial position for the respective periods indicated, (iii) have been prepared in conformity with GAAP applied on a consistent basis, and (iv) consistent with prior business practice, contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered or sold.

     SECTION 3.4 CHANGES IN FINANCIAL CONDITION. Except as it relates to the transactions contemplated by this Agreement, from the date of the Financial Statements to the Closing Date, there has been no material change in the properties, assets, liabilities, financial condition, business, operations, affairs or prospects of ICE from that set forth or reflected in the Financial Statements, other than changes in the ordinary course of business, none of which have been, either in any case or in the aggregate, materially adverse.

     SECTION 3.5 AUTHORITY; NO VIOLATION.

          Section 3.5.1 Each of ICE and ICE Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each of ICE and ICE Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of ICE and ICE Sub, and no other corporate action on the part of ICE or ICE Sub is necessary to approve this Agreement or the Ancillary Agreements to which they are a party or authorize or consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which each of ICE and ICE Sub is a party have been duly and validly executed and delivered by each of ICE and ICE Sub (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto) constitute or will constitute valid and binding obligations of each of ICE and ICE Sub, enforceable against each of ICE and ICE Sub in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

          Section 3.5.2 Neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by each of ICE and ICE Sub nor the consummation by ICE or ICE Sub of the transactions contemplated hereby or thereby to be performed by ICE or ICE Sub, nor compliance by ICE or ICE Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the organizational documents of ICE or ICE Sub,
     (ii) (x) violate, conflict with or require any notice, filing, consent or approval under any material Applicable Law to which ICE, ICE Sub or any of their respective Subsidiaries or any of their respective properties, contracts or assets are subject (except for the filing of the Articles of Merger and federal and state securities laws filings), or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of ICE or ICE Sub under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ICE, ICE Sub or any of their respective Subsidiaries is a party, or by which ICE, ICE Sub or any of their respective Subsidiaries, or any of their respective properties or assets, may be bound or affected in any material respect.

     SECTION 3.6 CONSENTS AND APPROVALS. Except for the filing of the Articles of Merger with the Secretary of State of the State of Nevada, no consents or approvals of or filings or registrations with any Governmental Authority or any other Person are necessary in connection with the execution and delivery by ICE or ICE Sub of this Agreement and the Ancillary Agreements to which they are a party or the consummation by ICE or ICE Sub of the transactions contemplated hereby or thereby.

     SECTION 3.7 MINUTE BOOK. The records of meetings and other corporate actions of ICE (including any committees of the Board) which are contained in the Minute books of ICE contain complete and accurate records of the matters reflected in such minutes.

     SECTION 3.8 LITIGATION; CLAIMS. ICE is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against ICE or its business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of ICE or the ability of ICE to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     SECTION 3.9 TAXES AND REPORTS. At the Closing Date, ICE (i) will have filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full all taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date.

     SECTION 3.10 COMPLIANCE WITH LAWS AND REGULATIONS. To the best of ICE's knowledge ICE has complied with, and is not in violation of any federal, state, local or foreign statute, law, rule or regulation with respect to the conduct of ICE's businesses.

     SECTION 3.11 NO BROKER. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, ICE, ICE Sub or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

     SECTION 3.12 VALID ISSUANCE OF ICE COMMON SHARES. The ICE Common Shares to be issued by ICE in connection with the Merger, when issued and paid for in accordance with the terms of this Agreement, will be (a) validly issued, fully paid, nonassessable and free of any preemptive rights and (b) issued in compliance with all material applicable foreign, federal and state securities laws.

     SECTION 3.13 SEC FILINGS. ICE has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2003 (collectively, the "ICE SEC FILINGS"). Each ICE SEC Filing (i) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the ICE SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly and accurately the consolidated financial position and condition, results of operations and cash flows of ICE and the consolidated Subsidiaries of ICE as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have an ICE Material Adverse Effect). The books and records of ICE and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements. Except as and to the extent set forth on the consolidated balance sheet of ICE and its consolidated Subsidiaries as of December 31, 2003 (the "ICE BALANCE SHEET"), none of ICE nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2003 that would not, individually or in the aggregate, have an ICE Material Adverse Effect. Each required form, report and document containing financial statements that ICE has filed with or furnished to the SEC since December 31, 2003 was accompanied by the certifications required to be filed or furnished by ICE's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither ICE nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. ICE's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable ICE to comply with, and the appropriate officers of ICE to make all certifications required under, the Sarbanes-Oxley Act.

     SECTION 3.14 INFORMATION SUPPLIED BY ICE AND ICE SUB. None of the information regarding ICE, ICE Sub or any of their Subsidiaries supplied or to be supplied by ICE, ICE Sub or any of their Subsidiaries for inclusion in any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.15 MATERIAL MISSTATEMENTS AND OMISSIONS. No representations or warranties by ICE or ICE Sub in this Agreement or any exhibit, certificate or schedule furnished to NEOS pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

     SECTION 3.16 REORGANIZATION TREATMENT.

          Section 3.16.1 INTENTION REGARDING ICE STOCK. Except with respect to
     (i) open-market purchases of ICE's stock pursuant to a general stock repurchase program of ICE that has not been created or modified in connection with the Merger or (ii) payments of cash in lieu of the issuance of fractional shares, neither ICE nor any Person related to ICE within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire any of the stock of ICE issued to the Stockholders pursuant to this Agreement following the Merger.

          Section 3.16.2 ACQUISITIONS OF COMPANY SHARES. Neither ICE nor, to the knowledge of ICE, any person related to ICE (within the meaning of Treasury Regulation Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Common Stock or Preferred Stock in contemplation of the Merger or otherwise as part of a plan of which the Merger is part.

          Section 3.16.3 CONTROL. ICE has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of stock of the Surviving Corporation that would result in ICE losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

          Section 3.16.4 INTENTION REGARDING THE SURVIVING CORPORATION. ICE has no plan or intention: (i) to liquidate the Surviving Corporation; (ii) to merge the Surviving Corporation into another corporation; (iii) to sell or otherwise dispose of any shares of stock of the Surviving Corporation pursuant to the Agreement, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which the Surviving Corporation would continue to hold the amount of assets set forth in Section 4.29.1 following the Merger (assuming the correctness of the representation set forth in Section 4.29.1), or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

          Section 3.16.5 NEOS BUSINESS. ICE will cause the Surviving Corporation to continue NEOS's historic business or use a significant portion of NEOS's historic business assets in a business. For purposes of this representation, ICE will be deemed to satisfy the foregoing representation if (a) the members of ICE's qualified group (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of NEOS or use a significant portion of NEOS's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulation Section 1.368-1(d)(4).

          Section 3.16.6 INVESTMENT COMPANY. Neither ICE nor ICE Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          Section 3.16.7 INTERCORPORATE INDEBTEDNESS. At the Effective Time, there will be no intercorporate indebtedness existing between ICE or ICE Sub and NEOS that was issued or acquired, or will be settled, at a discount.

          Section 3.16.8 TAX REPORTING. After the Merger, ICE will cause NEOS to comply with the reporting requirements set forth in Treasury Regulation
     Section 1.368-3 by attaching the required statement to each of NEOS's and its timely filed United States federal income Tax Returns for the taxable year in which the Merger occurs.

          Section 3.16.9 CONTROL. Prior to and at the Effective Time of the Merger, ICE will be in control of ICE Sub within the meaning of section 368(c) of the Code.

          Section 3.16.10 FRACTIONAL SHARES. The rounding up to the next whole share of fractional shares of ICE Common Shares is solely for the purpose of avoiding the expense and inconvenience to ICE of issuing fractional shares and does not represent separately bargained-for consideration. The aggregate total such round-up in the Merger will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Stockholders in exchange for their shares of NEOS Capital Stock.

          Section 3.16.11 COMPENSATION. None of the compensation to be received by any employee of NEOS after the Merger (who, prior to the Merger, was also a Stockholder) will be separate consideration for, or allocable to, any of his or her shares of NEOS Capital Stock. None of the ICE Common Shares to be received by any Stockholder (that is also an employee of NEOS) in the Merger will be separate consideration for, or allocable to, any employment agreement or non-competition agreement. The compensation to be paid to any employee of ICE or NEOS after the Merger (who, prior to the Merger, was a Stockholder) pursuant to arrangements entered into after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          Section 3.16.12 NO SUBSIDIARY STOCK. No stock of ICE Sub or any other direct or indirect subsidiary of ICE will be issued to Stockholders in the Merger.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF NEOS

     Except as set forth in the Disclosure Schedule delivered by NEOS to ICE and ICE Sub prior to the execution of this Agreement (the "NEOS DISCLOSURE SCHEDULE") and NEOS Financial Statements, NEOS represents and warrants to ICE and ICE Sub as follows:

     SECTION 4.1 ORGANIZATION. NEOS is a corporation duly incorporated, validly existing and, at the closing, in good standing under the laws of the State of Nevada has the corporate power and authority to own or lease its properties and to carry on business as now being conducted.

     SECTION 4.2 CAPITALIZATION. The authorized capital stock of NEOS consists of three million (3,000,000) shares, par value $0.0001, of which (i) two million (2,000,000) shares are Common Stock, of which five hundred six thousand two hundred twenty-one (506,231) shares are currently issued and outstanding, (ii) six hundred thousand (600,000) shares are Series A Convertible Preferred Stock, of which five hundred thousand (500,000) shares are currently issue and outstanding, (iii) one hundred sixty thousand (160,000) shares are Series A-1 Convertible Preferred Stock, of which one hundred forty-eight thousand three hundred nineteen (148,319) shares are currently issued and outstanding and (iv) three hundred nineteen thousand five hundred seventy (319,570) shares are Series B Convertible Preferred Stock, of which two hundred thirty-six thousand two hundred ninety-one (236,291) shares are currently issued and outstanding. All said shares are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments or agreements of any kind relating to the issuance of any shares of Common Stock or other equity or convertible security of NEOS to any person. None of the shares of Common Stock is reserved for any purpose. NEOS is not subject to any obligation (contingent or otherwise), nor does it have any option to repurchase or otherwise acquire or retire any shares of its Common Stock.

     SECTION 4.3 AUTHORITY. NEOS has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. Other than approval by the Board of Directors of NEOS and Stockholders, no proceeding on the part of NEOS is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of NEOS, enforceable in accordance with its terms.

     SECTION 4.4 NEOS FINANCIAL STATEMENTS. NEOS has furnished, or will furnish prior to the Closing Date, to ICE audited financial statements as of December 31, 2002 and 2003 (the "NEOS FINANCIAL STATEMENTS"). The NEOS Financial Statements contain the balance sheet of NEOS. The NEOS Financial Statements, (i) are in accordance with NEOS's books and records, (ii) present fairly the financial position of NEOS as of such dates, and its results of operations and changes in financial position for the respective periods indicated, (iii) have been prepared in conformity with GAAP applied on a consistent basis, and (iv) consistent with prior business practice, contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered or sold.

     SECTION 4.5 NEOS MATERIAL ADVERSE EFFECT. From the date of the NEOS Financial Statements to the Closing Date, there has been no NEOS Material Adverse Effect that is not set forth or reflected in the NEOS Financial Statements.

     SECTION 4.6 TITLE TO ASSETS. NEOS has and on the Closing Date will have good record and marketable title to all its assets. Such assets are subject to no Encumbrance except for Permitted Encumbrances.

     SECTION 4.7 ALL PATENT/LICENSE RIGHTS. To the best of its knowledge, NEOS owns or possesses the requisite licenses or other rights to use all licenses, patents, trademarks, service marks, service names and trade names presently used. As of the date of this Agreement, there is no claim or action by any person, or proceeding pending, or threatened which challenges the exclusive rights of NEOS with respect to said rights used, or contemplated to be used, in NEOS Business. Nothing contained in this Section 4.7 is or shall be deemed to constitute a representation or warranty that such licenses, patents, trademarks, or trade names (i) may continue to be utilized by NEOS, (ii) will not be challenged in the future or (iii) will be upheld if challenged.

     SECTION 4.8 CONTRACTS/OTHER RIGHTS. Prior to the Closing, NEOS will furnish ICE with a true and complete list and description of all Contracts. Each of the Contracts is valid and enforceable in accordance with its terms. NEOS is not in default of the performance, observance or fulfillment of any material obligations, covenant or condition contained therein. No event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, except as may be disclosed in writing at the time of delivery, no Contract, in the reasonable opinion of NEOS, contains any contractual requirement with which there is a likelihood NEOS will be unable to fulfill.

     SECTION 4.9 EFFECT OF AGREEMENT. To the best of its Knowledge, the execution and delivery by NEOS of this Agreement and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any Applicable Law, or the articles of incorporation or bylaws of NEOS, any Contract or give rise to any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or NEOS Business.

     SECTION 4.10 PERSONAL PROPERTY. All of the property, assets and equipment owned by or used by NEOS is in good repair, well maintained, and in good and satisfactory operating condition consistent with their age, free from any known defects, except such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations and such property, assets, and equipment which is owned by NEOS is valued on the NEOS Financial Statements at original purchase price less reasonable depreciation consistently applied in accordance with GAAP.

     SECTION 4.11 MINUTE BOOK. The records of meetings and other corporate actions of NEOS and the Board of Directors (including any committees of the Board) of NEOS which are contained in the minute books of NEOS contain complete and accurate records of the matters reflected in such minutes.

     SECTION 4.12 LITIGATION; CLAIMS. NEOS is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against NEOS or NEOS Business, at law or in equity, or before or by any Governmental Authority, which if determined adversely would constitute a NEOS Material Adverse Effect. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any Governmental Authority.

     SECTION 4.13 TAXES AND REPORTS. At the Closing Date, NEOS (i) will have filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full all taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date. No state of facts exists or has existed which would constitute grounds for the assessment of any taxes with respect to the periods which have not been audited by the Internal Revenue Service or any other taxing authority. There are no outstanding tax elections, or agreements or waivers extending the statutory period of limitation, applicable to any federal or state return for taxes of NEOS for any period.

     SECTION 4.14 PERSONNEL. Included in the corporate records described, in part, in Section 4.11 of this Agreement, is a true and correct list of all directors, officers and employees of NEOS. NEOS is not aware that any officer or employee has any intention to terminate his or her employment with NEOS, and NEOS is not a party to or bound by any employment agreement, or collective bargaining or other labor agreement.

     SECTION 4.15 COMPLIANCE WITH LAWS AND REGULATIONS. To the best of its Knowledge, NEOS has complied with, and are not in violation of any Applicable Law with respect to the conduct of NEOS Businesses, which violation might constitute a NEOS Material Adverse Effect.

     SECTION 4.16 LEASES. Prior to the Closing, NEOS will furnish ICE with a true and complete list and description of all leases of real property and equipment by and between NEOS and the lessees. Each of said leases are valid and enforceable in accordance with its terms.

     SECTION 4.17 NATURE OF REPRESENTATION. NEOS has taken reasonable care to ensure that all disclosures and facts are true and accurate and that there are no other material facts, the omission of which would make misleading any statement herein. Further, no representation, warranty or agreement made by NEOS in this Agreement or any of the Schedules or any other Exhibits hereto and no statement made in the Schedules or any such Exhibit, list, certificate or schedule or other instrument or disclosure furnished by NEOS in connection with the transactions herein contemplated contains, or will contain, any untrue statement of a material fact necessary to make any statement, representation, warranty or agreement not misleading.

                                   ARTICLE 5
                       COVENANTS AND ADDITIONAL AGREEMENTS

     SECTION 5.1 ACCESS TO INFORMATION. NEOS shall afford representatives of ICE reasonable access to officers, personnel, and professional representatives of NEOS and to the financial, contractual and corporate records of NEOS as shall be reasonably necessary for ICE's investigations and appraisal of NEOS.

     SECTION 5.2 EFFECT OF INVESTIGATIONS. Any such investigation by ICE of NEOS shall not affect any of the representations and warranties hereunder and shall not be conducted in such manner as to interfere unreasonably with the operation of the business of NEOS.

     SECTION 5.3 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained in this Agreement, the parties hereby agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate, to the extent practicable, with each other in connection with the foregoing. Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to promptly seek to obtain any necessary consents (including, without limitation, the making of all filings required to be made with any U.S. or foreign Governmental Authority with respect to this Agreement, the Merger and the other transactions contemplated hereby),
(B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by U.S. and foreign Governmental Authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required consent in response to the request of a U.S. or foreign Governmental Authority without the prior written consent of ICE and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel contemplated by this Agreement.

     SECTION 5.4 ASSUMPTION OF LIABILITIES. ICE shall assume all outstanding liabilities of NEOS as of the Closing, listed in SCHEDULE B attached hereto. Any liabilities of NEOS in excess of the one million dollars ($1,000,000) in the aggregate (the "ASSUMPTION LIMIT"), including in such calculation the difference between the amount of the account payables minus the amount of account receivables of NEOS, shall be paid by ICE but deducted from the 2006 Note as provided for in Section 2.8.5; PROVIDED, HOWEVER, that where the amount of NEOS' account receivables is greater than the amount of NEOS' account payables, the surplus of the difference between NEOS' account receivables minus NEOS' account payables shall be deducted from the calculation of liabilities of NEOS in excess of the Assumption Limit.

     SECTION 5.5 PAYMENT OF NEOS TRANSACTION COSTS. ICE shall pay on behalf of NEOS (i) all expenses incurred by NEOS with Haskell & White, LLP in connection with the NEOS Financial Statements and (ii) up to twenty thousand dollars ($20,000) of the legal fess incurred by NEOS with Pillsbury Winthrop LLP for services rendered in connection with the Merger concurrently with the Closing hereunder. Except as expressly provided otherwise in this or other sections of this Agreement, the parties hereto shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby.

                                   ARTICLE 6
                  CONDITIONS TO OBLIGATIONS OF ICE AND ICE SUB

     The obligations of ICE and ICE Sub under this Agreement are, at the option of ICE, subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

     SECTION 6.1 FULFILLMENT OF COVENANTS. All the terms, covenants and conditions of this Agreement to be complied with and performed by NEOS on or before the Closing Date shall have been duly complied with and performed.

     SECTION 6.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by all parties to this Agreement shall be true as of the Closing Date.

     SECTION 6.3 NO LITIGATION. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon ICE, or any of the officers or directors thereof, because of this consummation of the transactions contemplated by this Agreement.

     SECTION 6.4 NEOS DISSENTING SHARES. No more than five percent (5%) of NEOS Capital Stock issued and outstanding immediately prior to the Effective Time shall be NEOS Dissenting Shares.

                                   ARTICLE 7
                        CONDITIONS TO OBLIGATIONS OF NEOS

     The obligations of NEOS under this Agreement are, at the option of NEOS, subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

     SECTION 7.1 FULFILLMENT OF COVENANTS. All the terms, covenants and conditions of this Agreement to be complied with and performed by ICE and ICE Sub at or before the Closing Date shall have been duly complied with and performed.

     SECTION 7.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by all parties to this Agreement shall be true as of the Closing Date.

     SECTION 7.3 NO LITIGATION. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon NEOS, or any of the officers or directors thereof, because of the consummation of the transactions contemplated by this Agreement.

     SECTION 7.4 ICE AND ICE SUB OFFICERS' CERTIFICATES. ICE and ICE Sub shall each have delivered to NEOS certificates, dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of each of ICE and ICE Sub, as to the fulfillment of each of the conditions set forth in
Section 7.1, Section 7.2 and Section 7.3 of this Agreement.

     SECTION 7.5 ICE AND ICE SUB SECRETARY'S CERTIFICATES. ICE and ICE Sub shall each have delivered to NEOS certificates, dated as of the Closing Date and executed by the Secretary of each of ICE and ICE Sub, certifying each of ICE and ICE Sub's respective organizational documents and the resolutions adopted by ICE and ICE Sub's board of directors and, if applicable, stockholders relating to the transaction contemplated by this Agreement and the Ancillary Agreement.

     SECTION 7.6 LEGAL OPINION. ICE and ICE Sub shall have delivered the written opinion of Ronald J. Stauber, Inc., ICE and ICE Sub's outside counsel, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT C.

     SECTION 7.7 NEOS STOCKHOLDERS' APPROVAL. NEOS shall have obtained the written consent of the majority of the holders of all outstanding shares of NEOS Capital Stock entitled to vote thereat, wherein said stockholders shall have voted in favor of approving and ratifying the transactions contemplated by this Agreement.

     SECTION 7.8 LOCK-UP AGREEMENT. The number of shares of ICE Common Stock owned by the officers and directors of ICE (the "ICE INSIDER SHARES") equal to the aggregate total number of shares of Stock Consideration shall be subject to restrictions on transfers and alienation pursuant to the terms of a lock-up agreement acceptable to ICE and NEOS and Stockholders. Each officer and director of ICE shall have entered into such lock-up agreement, in substantially the form attached hereto as EXHIBIT D (the "LOCK-UP AGREEMENT"), covering such officer's or director's pro-rata share of the ICE Insider Shares. An ICE officer's or director's pro rata share of the ICE Insider Shares shall be determined by multiplying such officer's or director's ICE Insider Shares by a fraction, the numerator of which is such officer's or director's ICE Insider Shares and the denominator of which is the total aggregate amount of ICE Insider Shares. In the event that the aggregate number of ICE Insider Shares is less than the aggregate total number of shares of Stock Consideration, one hundred percent (100%) of all ICE Insider Shares held by ICE's officers and directors shall be subject to the Lock-Up Agreement.

     SECTION 7.9 ICE BOARD OF DIRECTORS. At the Effective Time, ICE and Stockholders shall have entered into a Proxy Agreement, in substantially the form attached hereto as EXHIBIT E (the "PROXY AGREEMENT"), pursuant to which Hugh Wain Swapp shall be appointed as the proxy holder of the Proxy Agreement (the "PROXY HOLDER"), (ii) one (1) Person designated by NEOS (initially the Proxy Holder) shall be appointed as a director of the Board of Directors of ICE and (iii) ICE Common Shares subject to the Proxy Agreement (the "PROXY SHARES") shall vote as a director of ICE a Person nominated by holders of a majority of the Proxy Shares.

     SECTION 7.10 LICENSE AGREEMENT. ICE and the Trust shall have entered into a License Agreement, in substantially the form attached hereto as EXHIBIT F (the "LICENSE AGREEMENT"), pursuant to which ICE and the Surviving Corporation will grant to the Trust a perpetual, royalty-free and fully paid license to all intellectual properties owned by NEOS as of the Effective Time. The Trust shall be entitled, subject to certain restrictions in the License Agreement, to sublicense any of the intellectual property thereunder to third parties.

     SECTION 7.11 PIGGYBACK REGISTRATION RIGHTS AGREEMENT. ICE and Stockholders shall have entered into a Piggyback Registration Rights Agreement, in substantially the form attached hereto as EXHIBIT G (the "PIGGYBACK REGISTRATION RIGHTS AGREEMENT"), pursuant to which Stockholders shall be entitled to "piggyback" registration rights with any registration statement filed by ICE within twelve (12) months of the Closing Date in which: (i) an existing ICE director or officer is a selling stockholder (exclusive of any registration statement on Form S-8); or (ii) any former stockholder of any company acquired by ICE is a selling stockholder.

                                   ARTICLE 8
                                   TERMINATION

     SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          Section 8.1.1 by mutual written consent of ICE, ICE Sub and NEOS;

          Section 8.1.2 by ICE and ICE Sub or NEOS if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 10, 2004; PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this clause (ii) if such party's willful failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          Section 8.1.3 by ICE and ICE Sub if there shall have been (i) a breach by NEOS of any of its representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a breach or nonperformance by NEOS of any of its covenants or agreements contained in this Agreement, such that, in the case of either
     (i) or (ii) above, the conditions set forth in Section 6.1 and Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if such breach, inaccuracy or nonperformance is curable by NEOS through the exercise of its commercially reasonable efforts within fifteen (15) Business Days after notice to ICE (the "NEOS CURE PERIOD"), then ICE and ICE Sub may not terminate this Agreement pursuant to this Section 8.1.3 prior to the expiration of NEOS Cure Period (it being understood and agreed that NEOS shall promptly notify ICE of any such breach, inaccuracy or nonperformance of which NEOS has Knowledge and shall continue to exercise commercially reasonable efforts to cure such breach, inaccuracy or nonperformance during NEOS Cure Period) and PROVIDED further that ICE and ICE Sub may not terminate the Agreement pursuant to this Section 8.1.3 if ICE and ICE Sub are in material breach of their obligations under this Agreement, including, but not limited to that the conditions in Section 7.1 and
     Section 7.2 could not be satisfied by ICE and ICE Sub at such time;

          Section 8.1.4 by ICE and ICE Sub if the approval by the Stockholders required for the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Stockholders or at any adjournment thereof due to the existence of any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of NEOS, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise (other than the Merger);

          Section 8.1.5 by NEOS if there shall have been (i) a breach by ICE or ICE Sub of any of their representations or warranties contained in this Agreement, or if any such representation or warranty shall have become untrue, or (ii) a breach or nonperformance by ICE or ICE Sub of any of their covenants or agreements contained in this Agreement, such that, in the case of either (i) or (ii) above, the conditions set forth in Section
     7.1 and Section 7.2 would not be satisfied; PROVIDED, HOWEVER, that if such breach, inaccuracy or nonperformance is curable by ICE or ICE Sub through the exercise of its commercially reasonable efforts within fifteen (15) Business Days after notice to NEOS (the "ICE CURE PERIOD"), then NEOS may not terminate this Agreement pursuant to this Section 8.1.5 prior to the expiration of the ICE Cure Period (it being understood and agreed that ICE shall promptly notify NEOS of any such breach, inaccuracy or nonperformance of which ICE has Knowledge and shall continue to exercise commercially reasonable efforts to cure such breach, inaccuracy or nonperformance during the ICE Cure Period) and PROVIDED FURTHER that NEOS may not terminate the Agreement pursuant to this Section 8.1.5 if NEOS is in material breach of its obligations under this Agreement, including, but not limited to that the conditions in Section 6.1 and Section 6.2 could not be satisfied by NEOS at such time;

          Section 8.1.6 by ICE and ICE Sub if (i) the board of directors of NEOS shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger, or shall have resolved to do so, or (ii) the board of directors of NEOS shall have recommended to the Stockholders any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any part of NEOS, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise (other than the Merger), or shall have resolved to do so.

          Section 8.1.7 by ICE or NEOS if NEOS enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the board of directors of NEOS resolves to do so; PROVIDED, HOWEVER, that NEOS may not terminate this Agreement pursuant to this Section 8.1.7 unless (i) NEOS has delivered to ICE a written notice of NEOS's intent to enter into such and agreement to effect such Superior Proposal, (ii) five (5) Business Days have elapsed following delivery to ICE of such written notice by NEOS and (iii) during such five-day period NEOS has fully cooperated with ICE, including informing ICE of the terms and conditions of such Superior Proposal (including providing a copy of any written proposal) and the identity of the person making such Superior Proposal, with the intent of enabling ICE to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; PROVIDED, FURTHER, that NEOS may not terminate this Agreement pursuant to this Section 8.1.7 unless at the end of such five-day period, the board of directors of NEOS continues to reasonably believe that such acquisition proposal still constitutes a Superior Proposal when compared to the Merger (taking into account any such modification as may be proposed by ICE) and concurrently with such termination NEOS pays to ICE the amounts specified in Section 8.2.2.

     SECTION 8.2 EFFECT OF TERMINATION.

          Section 8.2.1 In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except as set forth in this Section 8.2 and Article 10 hereof, each of which shall survive the termination of this Agreement. Nothing contained in this
     Section 8.2 shall relieve any party from liability for any breach of this Agreement.

          Section 8.2.2 In the event that this Agreement is terminated pursuant to Section 8.1.4, Section 8.1.6 or Section 8.1.7, then NEOS shall pay to ICE a termination fee of one hundred fifty thousand dollars ($150,000) no later than sixty (60) Business Days after such termination.

                                   ARTICLE 9
                               PAYMENT OF EXPENSES

     SECTION 9.1 EXPENSES. Each party shall bear its own expenses relating to the Merger.


                                   ARTICLE 10
                                     GENERAL

     SECTION 10.1 PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     SECTION 10.2 WAIVER. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed and extension of the time for performance of any other obligation or act.

     SECTION 10.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing, and shall be sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon mailing thereof, to the addresses below:

          If to ICE:          International Card Establishment, Inc.
                              300 Esplanade Drive, 19th Floor
                              Oxnard, CA 93030

          With a copy to:     Ronald J. Stauber, Esq.
                              1880 Century Park East
                              Suite 300
                              Los Angeles, CA 90067

          If to NEOS:         NEOS Merchant Solutions, Inc.
                              95 Argonaut
                              Suite 100
                              Aliso Viejo, CA 92656

          With a copy to:     Thomas F. Chaffin, Esq.
                              Pillsbury Winthrop LLP
                              2475 Hanover Street
                              Palo Alto, CA 94304-1114

     Notice of change of address shall be given by written notice in the manner detailed in this Section 10.3.

     SECTION 10.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

     SECTION 10.5 PROFESSIONAL FEES. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorney's fees, accounting fees, and other professional fees resulting therefrom.

     SECTION 10.6 ENTIRE AGREEMENT. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

     SECTION 10.7 TIME OF ESSENCE. The parties hereto hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and non-curable (but waivable) default under this Agreement by the party so failing to perform.

     SECTION 10.8 CONSTRUCTION. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. In the event the date on which any party is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next immediate Business Day.

     SECTION 10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

     SECTION 10.10 GOVERNING LAW. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day first above here written.

                                  INTERNATIONAL CARD ESTABLISHMENT, INC.


                                  By:___________________________________________

                                  Print Name:___________________________________

                                  Title:________________________________________



                                  ICE SUB INC.


                                  By:___________________________________________

                                  Print Name:___________________________________

                                  Title:________________________________________



                                  NEOS MERCHANT SOLUTIONS, INC.


                                  By:___________________________________________

                                  Print Name:___________________________________

                                  Title:________________________________________




                     INTERNATIONAL CARD ESTABLISHMENT, INC.
                          NEOS MERCHANT SOLUTIONS, INC.
                      AGREEMENT AND PLAN OF REORGANIZATION

                                 SIGNATURE PAGE




                                   SCHEDULE A

                        STOCKHOLDER MERGER CONSIDERATION



                                                 PERCENTAGE         STOCK
NAME OF STOCKHOLDER                               OWNERSHIP     CONSIDERATION     CASH CONSIDERATION

Daniel Viscount III                                3.7394%          180,648          $ 18,697.00
Hugh Wain Swapp                                   16.8035%          811,764            84,017.50
Charles A.P. Christianson                          9.4205%          455,097            47,102.50
Pardiss LLC                                        3.4747%          167,860            17,373.50
Gary W. Beadle                                     2.3190%          112,029            11,595.00
Geoffrey Kotzbach                                  1.5460%           74,686             7,730.00
Will Simoneaux                                     1.5968%           77,141             7,984.00
Binoye Jos                                         1.8630%           90,000             9,315.00
Stafford Smith                                     0.3146%           15,199             1,573.00
Randy Simoneaux                                   46.0532%        2,224,793           230,266.00
Tom DeBord                                         4.5962%          222,039            22,981.00
Fred Joachim                                       4.5962%          222,039            22,981.00
David Simoneaux and Janice E. Beutler JTWROS       3.6769%          177,629            18,384.50

                                     Total:        100.00%        4,830,924          $500,000.00




                                   SCHEDULE B

                           LIST OF ASSUMED LIABILITIES


                                                    Debit          Credit
                                                 ___________     __________
_________________________________________________
ANTICIPATED LIABILITIES OF NEOS
_________________________________________________

Accounts Payable                                 $   300,000
Accrued Expenses
  Swapp Expenses                                 $    30,000
  Less Unsubstantiated Advances Issued           $   (30,000)
  Swapp Deferred Compensation                    $    63,000
  Simoneaux Deferred Compensation                $    37,000
  Interest on Deff Comp                          $     8,000
  P/R Tax on Deferred Comp                       $     8,000
  General Manager Overrides                      $    20,000
  Interest on Notes to Wain Swapp                $     2,000
  Interest on Note to Randy Simoneaux            $     4,000
  Interest Due to ICRD                           $    10,000
  PR Tax Manual Checks                           $    20,000
  P/R Tax / Garnishment Liabilities              $     7,000
  Sales Tax                                      $    20,000
Note Payable ICRD                                $   505,000
Note Payable Randy Simoneaux                     $   200,000
Note Payable Kotzbach / Beadle                   $   250,000
Dell Notes                                       $     4,000
Future Lease Payments                            $    44,000
O/S Card Liability (Cards billed but not
  Delivered)                                     $     7,500
Pillsbury Anticipated to Close                   $    50,000
Less Retainer                                    $    (5,000)
                                                  __________
TOTAL ANTICIPATED LIABILITIES OF NEOS            $ 1,554,500

ANTICIPATED OFFSETS AGAINST LIABILITIES OF NEOS
_________________________________________________
 Cash                                                            $   60,000
 Accounts Receivable/Prepaid Commissions/Advances:               $  220,000
 Credit Against Attorney Fees                                    $   20,000
 Credit for Audit Fees                                           $   25,500
                                                  __________     __________
TOTAL ANTICIPATED OFFSETS AGAINST LIABILITIES
  OF NEOS                                        $  (325,500)    $  325,500

ANTICIPATED NET LIABILITIES ATTRIBUTABLE
  TO 1,000,000 CAP                               $ 1,229,000

LESS LIABILITY ASSUMPTION CAP                    $(1,000,000)    $1,000,000
                                                 ===========
ANTICIPATED NET LIABILITIES TO BE OFFSET         $  229,0001


__________________

(1) Not a final figure.


                                    EXHIBIT A

             FORM OF CONVERTIBLE PROMISSORY NOTE DUE JANUARY 1, 2005

                                    EXHIBIT B

             FORM OF CONVERTIBLE PROMISSORY NOTE DUE JANUARY 1, 2006

                                    EXHIBIT C

                FORM OF LEGAL OPINION OF RONALD J. STAUBER, INC.

                                    EXHIBIT D

                            FORM OF LOCK-UP AGREEMENT

                                    EXHIBIT E

                             FORM OF PROXY AGREEMENT

                                    EXHIBIT F

                            FORM OF LICENSE AGREEMENT

                                    EXHIBIT G

                 FORM OF PIGGYBACK REGISTRATION RIGHTS AGREEMENT




                                TABLE OF CONTENTS



ARTICLE 1            DEFINITIONS..................................................................................2

   Section 1.1       Certain Defined Terms........................................................................2

ARTICLE 2            THE MERGER...................................................................................8

   Section 2.1       The Merger...................................................................................8
   Section 2.2       Effective Time...............................................................................9
   Section 2.3       Effect of the Merger.........................................................................9
   Section 2.4       Charter and Bylaws...........................................................................9
   Section 2.5       Directors and Officers of the Surviving Corporation..........................................9
   Section 2.6       Conversion of Preferred Stock into Common Stock..............................................9
   Section 2.7       Conversion of Securities....................................................................10
   Section 2.8       Distribution of the Merger Consideration....................................................11
   Section 2.9       No Further Ownership Rights in Shares of NEOS Capital Stock.................................12
   Section 2.10      Lost, Stolen or Destroyed Certificates......................................................12
   Section 2.11      Dissenting Shares...........................................................................12
   Section 2.12      Withholding.................................................................................13
   Section 2.13      Exemption From Registration.................................................................13

ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF ICE.......................................................13

   Section 3.1       Organization................................................................................14
   Section 3.2       Capitalization..............................................................................14
   Section 3.3       Financial Statements........................................................................14
   Section 3.4       Changes in Financial Condition..............................................................14
   Section 3.5       Authority; No Violation.....................................................................14
   Section 3.6       Consents and Approvals......................................................................15
   Section 3.7       Minute Book.................................................................................15
   Section 3.8       Litigation; Claims..........................................................................15
   Section 3.9       Taxes and Reports...........................................................................16
   Section 3.10      Compliance with Laws and Regulations........................................................16
   Section 3.11      No Broker...................................................................................16
   Section 3.12      Valid Issuance of ICE Common Shares.........................................................16
   Section 3.13      SEC Filings.................................................................................16
   Section 3.14      Information Supplied by ICE and ICE Sub.....................................................17
   Section 3.15      Material Misstatements and Omissions........................................................17
   Section 3.16      Reorganization Treatment....................................................................17

ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF NEOS......................................................19

   Section 4.1       Organization................................................................................19
   Section 4.2       Capitalization..............................................................................19
   Section 4.3       Authority...................................................................................20
   Section 4.4       NEOS Financial Statements...................................................................20
   Section 4.5       NEOS Material Adverse Effect................................................................20
   Section 4.6       Title to Assets.............................................................................20


                                       i




   Section 4.7       All Patent/License Rights...................................................................20
   Section 4.8       Contracts/Other Rights......................................................................20
   Section 4.9       Effect of Agreement.........................................................................21
   Section 4.10      Personal Property...........................................................................21
   Section 4.11      Minute Book.................................................................................21
   Section 4.12      Litigation; Claims..........................................................................21
   Section 4.13      Taxes and Reports...........................................................................21
   Section 4.14      Personnel...................................................................................21
   Section 4.15      Compliance with Laws and Regulations........................................................22
   Section 4.16      Leases......................................................................................22
   Section 4.17      Nature of Representation....................................................................22

ARTICLE 5            COVENANTS AND ADDITIONAL AGREEMENTS.........................................................22

   Section 5.1       Access to Information.......................................................................22
   Section 5.2       Effect of Investigations....................................................................22
   Section 5.3       Further Assurances..........................................................................22
   Section 5.4       Assumption of Liabilities...................................................................23
   Section 5.5       Payment of NEOS Transaction Costs...........................................................23

ARTICLE 6            CONDITIONS TO OBLIGATIONS OF ICE AND ICE SUB................................................23

   Section 6.1       Fulfillment of Covenants....................................................................23
   Section 6.2       Accuracy of Representations and Warranties..................................................23
   Section 6.3       No Litigation...............................................................................24
   Section 6.4       NEOS Dissenting Shares......................................................................24

ARTICLE 7            CONDITIONS TO OBLIGATIONS OF NEOS...........................................................24

   Section 7.1       Fulfillment of Covenants....................................................................24
   Section 7.2       Accuracy of Representations and Warranties..................................................24
   Section 7.3       No Litigation...............................................................................24
   Section 7.4       ICE and ICE Sub Officers' Certificates......................................................24
   Section 7.5       ICE and ICE Sub Secretary's Certificates....................................................24
   Section 7.6       Legal Opinion...............................................................................24
   Section 7.7       NEOS Stockholders' Approval.................................................................24
   Section 7.8       Lock-Up Agreement...........................................................................25
   Section 7.9       ICE Board of Directors......................................................................25
   Section 7.10      License Agreement...........................................................................25
   Section 7.11      Piggyback Registration Rights Agreement.....................................................25

ARTICLE 8            TERMINATION.................................................................................25

   Section 8.1       Termination.................................................................................25
   Section 8.2       Effect of Termination.......................................................................27

ARTICLE 9            PAYMENT OF EXPENSES.........................................................................28

   Section 9.1       Expenses....................................................................................28

ARTICLE 10           GENERAL.....................................................................................28


                                       ii




   Section 10.1      Partial Invalidity..........................................................................28
   Section 10.2      Waiver......................................................................................28
   Section 10.3      Notices.....................................................................................28
   Section 10.4      Successors and Assigns......................................................................29
   Section 10.5      Professional Fees...........................................................................29
   Section 10.6      Entire Agreement............................................................................29
   Section 10.7      Time of Essence.............................................................................29
   Section 10.8      Construction................................................................................29
   Section 10.9      Counterparts................................................................................29
   Section 10.10     Governing Law...............................................................................29


SCHEDULES

         Schedule A - Stockholder Merger Consideration
         Schedule B - List of Assumed Liabilities

EXHIBITS

         Exhibit A - Form of Convertible Promissory Note due January 1, 2005
         Exhibit B - Form of Convertible Promissory Note due January 1, 2006
         Exhibit C - Form of Opinion of Ronald J. Stauber, Inc.
         Exhibit D - From of Lock-Up Agreement
         Exhibit E - Form of Proxy Agreement
         Exhibit F - Form of License Agreement
         Exhibit G - Form of Piggyback Registration Rights Agreement


                                      iii
